EXHIBIT 10.8

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), made and entered into as of the 22nd day of June 2009, by and between:

(i)	MICHAEL H. BRAUN, an individual of Pembroke Pines, Florida (the “Employee”) and

(ii)	21ST CENTURY HOLDING COMPANY, a Florida corporation with offices and place of business in Lauderdale Lakes, Florida (the “Company”).

All capitalized terms which are not defined herein shall have the same meaning as defined terms in Appendix A, which is attached hereto and incorporated herein as reference.

PRELIMINARY STATEMENT

WHEREAS,  the Company is engaged in the insurance business and desires to employ Employee and to secure for the Company the benefit of Employee’s experience, efforts and abilities in connection with the business of the Company, all as provided herein; and

WHEREAS, the Company has and will continue to expend substantial resources in connection with the aforementioned endeavors; and

WHEREAS,  Employee and Company are parties to that certain employment agreement dated July 1, 2008 ("Prior Employment Agreement"), setting forth the terms and conditions of Employee's service to the Company as Chief Executive Officer, among other services, and the Company's compensation of Employee in connection therewith; and

WHEREAS, the Company and Employee desire to amend and restate the Prior Employment Agreement to include the additional terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Employment.  The Company and the Employee entered into the Prior Employment Agreement, effective as of July 1, 2008, and wish to amend and restate the Prior Employment Agreement on the terms and conditions set forth herein.  The Employee agrees that the Prior Employment Agreement is terminated and all terms of his employment with the Company are stated in this Agreement, except as set forth in the Non-Compete Agreement (as defined in Section 6)

2.           Term of Employment.  The Employee shall serve as the Company's Chief Executive Officer and be employed for a period of three years from June 22, 2009 through July 1, 2012 (this period of employment may be referred to as the “Term of this Agreement”).

3.           Duties of Employee.  So long as employed hereunder, Employee agrees to devote Employee’s full business time and energy to the business and affairs of the Company, to perform Employee’s duties hereunder effectively, diligently and to the best of Employee’s ability and to use Employee’s best efforts, skill and abilities to promote the Company’s interests.  Employee’s duties shall include, but are not limited to executive management functions for the Company in any positions to which he is appointed by the Board, as well as providing any other reasonable services as may be determined by the Company from time to time in the Company’s reasonable discretion, provided such services do not violate any applicable laws or regulations.

4.            Compensation.  For all services to be rendered by Employee to the Company during the Term of this Agreement, the Company agrees to compensate Employee and Employee agrees to accept from Employer, the following compensation:

(a)           Base Salary.  The Company agrees to pay Employee (i) an annual salary of Two Hundred Fourteen Thousand Dollars ($214,000) per year, payable biweekly, subject to applicable withholding and other taxes (which annual salary may be increased by the Compensation Committee, in its sole discretion at any time during the Term of this Agreement) and (ii) any additional compensation, as determined by the Compensation Committee in its sole discretion.

(b)           Medical Insurance.  So long as Employee is employed by the Company, the Company agrees to provide medical insurance coverage at no cost for the Employee (plus family) commensurate with the coverage provided by the Company for other similarly situated employees.

(c)           Automobile Allowance.  Throughout the Term of this Agreement, the Company will pay Employee an automobile allowance in a minimum amount of $500 per month.  Such automobile allowance shall be for no more than one automobile and shall include all expenses related thereto, including, without limitation, lease expenses, maintenance and insurance.

(d)           Vacation/Personal Time.  Employee shall be entitled to reasonable vacations and/or personal time off during each year of the Term of this Agreement.

5.           Termination of Employment.

(a)           Termination by the Company for Cause. If Employee’s employment with the Company is terminated for Cause, the Employee shall be entitled to Employee’s base weekly salary (as provided in Section 4(a) above) prorated only through the date of the termination of employment.

(b)           Termination by the Company without Cause.  If during the Term of this Agreement the Employee’s employment is terminated by the Company without Cause, the Company will make a lump sum payment, no later than 10 days following such termination, to the Employee in an amount equal two years' base salary (the "Termination Severance").  Additionally, the Company will accelerate all unvested stock options and any other equity awards held by the Employee at the time of termination and Employee shall have no less than 90 days to exercise any outstanding options; provided, however, in no event shall an option be exercisable beyond its stated term.

(c)           Death.  In the event of the Employee's death, this Agreement shall automatically terminate as of the date of such death without notice to either party.

(d)           Disability.  In the event that the Employee shall be unable to perform his duties hereunder by virtue of illness or physical or mental disability (from any cause or causes whatsoever) in substantially the manner and to the extent required of him hereunder prior to the commencement of such disability and the Employee shall fail to perform such duties for a period of  thirty (30) or more days, whether or not continuous, in any continuous one hundred and twenty (120) day period, then the Company shall have the right to terminate this Agreement and the Employee's employment with the Company as of the end of any calendar month during the continuance of such disability upon at least fifteen (15) days' prior written notice to the Employee.  Notwithstanding the foregoing, in the event that the Company maintains a long-term disability policy for the benefit of the Employee (regardless of who pays the premium) the Company shall have the right to terminate this agreement pursuant to this Section 5(d) only if the Employee is determined to be disabled for purposes of collecting disability benefits under such long term disability policy.

(e)           Change of Control.  If Employee is employed with the Company on the date on which a Change of Control occurs (the “Change of Control Date”), and if during the remaining Term of this Agreement after the Change of Control Date Employee’s employment is terminated by the Company (or any successor or subsidiary) without Cause or by the Employee for Good Reason, the Company will make a lump sum payment to the Employee in an amount equal to two times the sum of the Employee's base salary in effect immediately prior to the Change of Control plus the actual bonus earned by the Employee in the fiscal year immediately preceding the Change of Control (the "Change of Control Severance").  This payment shall be made to the Employee within five (5) days following such termination of employment.  Additionally, the Company will accelerate all unvested stock options and any other equity awards held by the Employee at the time of such termination and Employee shall have no less than 90 days to exercise any outstanding options; provided, however, in no event shall an option be exercisable beyond its stated term.  In addition, the Company shall continue to provide Employee (and his Family) with medical insurance (as described in Section 4(b) hereof) for a period of two years after the date of such termination of employment at no cost to the Executive and on the same terms and conditions as in effect on the date on which such termination of employment occurs (the "Extended Medical Coverage").  Following such Extended Medical Coverage, Employee (and his Family) shall be entitled to extended coverage under the terms of COBRA.   All obligation of the Company following a Change of Control shall be assumed by the acquirer or successor entity of the Company.

(f)           Termination Within Six Months Prior to a Change of Control.  In the event that Employee is terminated by the Company without Cause prior to a Change of Control and a Change of Control occurs within six months following such termination, then in addition to the Termination Severance made to Employee pursuant to Section 5(b) of this Agreement, the Employee shall be entitled to an additional lump sum payment in an amount equal to (i) the Change of Control Severance, less (ii) the Termination Severance.  Such additional payment shall be made by the acquirer or successor entity of the Company within five (5) days following the Change of Control.  In addition, the acquirer or successor entity of the Company shall provide the Employee (and his family) the Extended Medical Coverage described in Section 5(e) beginning on the date of the Change of Control.  Employee (and his Family) shall be entitled to extended coverage under the terms of COBRA following the Extended Medical Coverage.

(g)           Resignation.  If the Employee voluntarily resigns his employment with the Company with less than 2 weeks advanced notice, the Employee’s compensation shall be reduced one day for each day the advanced notice is less than two weeks.  Also, the Employee agrees to reimburse the Company, if necessary to comply with this provision.

6.           Non-Solicitation of Company Employees Agreement.  Employee acknowledges and agrees that his covenants and obligations contained in his Non-Compete Agreement with the Company dated December 19, 2005 (the "Non-Compete Agreement") are in full force and effect and will continue to apply.  Employee agrees that for the period that Employee is employed by the Company and for a period of two (2) years if Employee resigns or is terminated from the Company, Employee will not, for any reason, solicit or hire, whether for himself or on behalf of another company, any of the Company’s current employees.  Employees of the Company will be considered “current” for the period of their employment with the Company and for a period of six (6) months after their resignation or termination from the Company. For avoidance of doubt it is understood that the payments described in Section 5(b) and (e) are made, to the extent reasonable, in consideration for Employee's execution and continuous compliance with the   Non-Compete Agreement.

7.           Confidentiality Agreement.  The Employee recognizes, acknowledges and agrees that the documents, lists, files, records, data and other information developed and acquired by the Company, including all information developed and acquired by the Employee in the course of Employee’s employment with the Company as it may exist from time to time, are considered confidential, and include, but are not limited to, all information relating to the Company’s projects, proposed projects or applications (the “Confidential Information”).

(a)           Prohibited Acts.  The Employee understands and agrees that all such Confidential Information is to be preserved and protected, is not to be disclosed or made available, directly or indirectly, to third persons for purposes unrelated to the objectives of the Company, without prior authorization of an executive officer of the Company, and is not to be used, directly or indirectly, for any purpose unrelated to the objectives of the Company without prior written authorization of an executive officer of the Company.

(b)           Continuing Obligations.  The Employee understands and agrees that Employee’s obligations under this Agreement, specifically including the obligations to preserve and protect and not to disclose (or make available to third persons) or use for purposes unrelated to the objectives of the Company, without prior written authorization of an executive officer of the Company, Confidential Information, continue indefinitely and do not, under any circumstances or for any reason (specifically including wrongful discharge), cease upon termination of employment; and that, in the event of termination of the Employee’s employment for any reason (specifically including wrongful discharge), such Confidential Information shall remain the sole property of the Company and shall be left in its entirety in the undisputed possession and control of the Company after such termination.

8.           Enforcement of Covenants.  In addition to all other remedies available at law or in equity, the covenants contained in Sections 6 and 7 hereof shall be enforceable by decree of specific performance and/or injunctive relief and shall be construed as separate covenants covering competition in the geographical territory set forth, and if any court shall finally determine that the restraints provided for therein are too broad as to the area, activity or time covered, then the area, activity or time covered, as the case may be, may be reduced by such court to whatever extent the court deems reasonable and such covenants shall be enforced as to such reduced area, activity or time.

9.           Notices.  All notices, demands and other communications which may or are required to be given to or made by either party to the other in connection with this Agreement shall be in writing, shall be given by hand delivery or by United States Certified or Registered mail, return receipt requested, postage prepaid, and shall be deemed to have been given or made when received by the addressee, addressed to the respective parties as follows:

If to Employee:	MICHAEL H. BRAUN
19331 N.W. 3rd  Street
Pembroke Pines, FL  33029

If to Company:	21ST CENTURY HOLDING COMPANY
3661 West Oakland Park Blvd., Suite 300
Lauderdale Lakes, Florida 33311
Attn: Corporate Secretary

10.           Miscellaneous.

(a)           This Agreement has been executed in and shall be governed and construed in accordance with the laws of the State of Florida.

(b)           Unless otherwise provided herein, all rights, powers, and privileges conferred hereunder upon the parties shall be cumulative and not restrictive of those given by law.

(c)           No failure of any party hereto to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder, and no customary practice of the parties at variance with the terms hereof, shall constitute a waiver of a party’s right to demand exact compliance with the terms hereof.

(d)           Time is of the essence in complying with the terms, conditions and provisions of this Agreement.

(e)           This Agreement and the Non-Compete Agreement contains the entire agreement of the parties hereto pertaining to the subject matter hereof, and no representation, inducements, promises or agreements between the parties not contained herein shall be of any force or effect.

(f)           This Agreement is binding upon and shall inure to the benefit of the Company, its successors and assigns and the Employee and his respective heirs, personal representatives, successors and assigns.

(g)           Any amendment to this Agreement shall not be binding upon the parties to this Agreement unless such amendment is in writing and due executed by all the parties hereto.

(h)           In the event any litigation or controversy arises out of or in connection with this Agreement between the parties hereto, the prevailing party in such litigation or controversy shall be entitled to recover from the other party or parties all reasonable attorney’s fees, expenses and suit costs, including those associated with any appellate or post-judgment collection proceeding.

11.           Section 409A Compliance.

(a)           General.  It is the intention of both the Company and the Employee that the benefits and rights to which the Employee is entitled pursuant to this Agreement comply with Code Section 409A, to the extent that the requirements of Code Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.  If the Employee or the Company believes, at any time, that any such benefit or right that is subject to Code Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Code Section 409A (with the most limited possible economic effect on the Employee and on the Company).

(b)            Distributions On Account Of Separation from Service.  To the extent required to comply with Code Section 409A, any payment or benefit required to be paid under this Agreement on account of termination of the Employee’s service (or any other similar term) shall be made only in connection with a "separation from service" with respect to the Employee within the meaning of Code Section 409A.

(c)           No Acceleration of Payments.  Neither the Company nor the Employee, individually or in combination, may accelerate any payment or benefit that is subject to Code Section 409A, except in compliance with Code Section 409A and the provisions of this Agreement, and no amount that is subject to Code Section 409A shall be paid prior to the earliest date on which it may be paid without violating Code Section 409A.

(d)           Six Month Delay for Specified Employees, Establishment of Rabbi Trust.  In the event that the Employee is a “specified employee” (as described in Code Section 409A), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation under Code Section 409A, then the Company and the Employee shall cooperate in good faith to undertake any actions that would cause such payment or benefit not to constitute deferred compensation under Code Section 409A.  In the event that, following such efforts, the Company determines (after consultation with its counsel) that such payment or benefit is still subject to the six-month delay requirement described in Code Section 409A(2)(b) in order for such payment or benefit to comply with the requirements of Code Section 409A, then no such payment or benefit shall be made before the date that is six months after the Employee’s “separation from service” (as described in Code Section 409A) (or, if earlier, the date of the Employee’s death). Any payment or benefit delayed by reason of the prior sentence (the Delayed Payment") shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule. Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs prior to Employee receiving the Delayed Payment, the Company shall establish and fund a "rabbi trust" in substantially the form described in IRS Rev. Proc. 92-64 in an amount of money which is at all times at least equal to the amount of any payment or benefit being delayed.  The Company shall be required to establish and fund such "rabbi trust" within seven days following the later of (1) the date Executive becomes entitled to the Delayed Payment or (2) the occurrence of such Change of Control and such trust shall be established with a nationally recognized banking institution with experience in serving as trustee for such matters and pursuant to such documentation as recommended by outside counsel to the Company.

(e)           Treatment of Each Installment as a Separate Payment.  For purposes of applying the provisions of Code Section 409A to this Agreement, each separately identified amount to which the Employee is entitled under this Agreement shall be treated as a separate payment.  In addition, to the extent permissible under Code Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(f)           Medical Insurance Benefits. With respect to any medical insurance benefits provided herein that do not comply with (or are not exempt from) Code Section 409A, to the extent applicable, the Executive shall be deemed to receive from the Company a monthly payment necessary for the Executive to purchase the benefit in question.

12.           Golden Parachute Payments.  In the event that any payment made to Employee under this Agreement (the "Payment"), either alone or together with other "parachute payments" (as defined in Section 280G(b)(2)(A) of the Code), would constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code), such  Payment shall be reduced to the largest amount as will result in no portion of the  Payment being subject to the excise tax imposed by Section 4999 of the Code (the "Reduced Payment"), provided however, no reduction to the Payment shall occur if the Payment, less any excise tax which would be imposed on such payment pursuant to Sections 4999 of the Code, would be greater than the Reduced Payment.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day, month and year first above written.

/s/ Michael H. Braun
MICHAEL H. BRAUN
(the “Employee”)

21ST CENTURY HOLDING COMPANY
a Florida corporation

By:	/s/ Peter J. Prygelski, III

Name:	Peter J. Prygelski, III

Title:	Chief Financial Officer

APPENDIX A

DEFINITIONS

“Board” shall mean the Board of Directors of 21st Century Holding Company.

“Cause” shall mean that:

(i)             there has been continued neglect on the part of the Employee in the performance of Employee’s duties under this Agreement with notice and an opportunity to cure;

(ii)            Employee shall have committed a material breach of any term or condition of this Agreement;

(iii)           Employee continued to neglect Employee Handbook Policies and Procedures; or

(iv)           Employee is convicted during the Term of this Agreement of a felony involving moral turpitude which is committed by Employee.

Prior to terminating the Employee for Cause” under clauses (i) – (iii) above, the Company shall provide the Employee with at least ten (10) days written notice of the breach and an opportunity to cure the breach.  If the Employee does not cure the breach to the satisfaction of the Board, in its sole and absolute discretion, during this period, the Company may terminate the Employee for Cause.  If the Employee is terminated under clause (iv) above, his termination will be immediate upon the date of the conviction and no written notice is required by the Company.

“Change of Control” shall be deemed to have taken place if: (1) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the owner or beneficial owner of Company securities, after the date of this Agreement, having 30% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company, or open market purchases approved by the Board, as long as the majority of the Board approving the purchases is the majority at the time the purchases are made), or (2) the persons who were directors of the Company before such transactions shall cease to constitute a majority of the Board, or any successor to the Company, as the direct or indirect result of or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions. Notwithstanding the foregoing, a Change of Control shall not be deemed to occur unless it constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations promulgated under Section 409A.

"Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

"Code Section 409A" shall mean Section 409A of the Code and its implementing regulations and guidance.

"Good Reason" shall mean the occurrence of one of the following conditions:

(1)           a material diminution in the Employee's base compensation;

(2)           a material diminution in the Employee's authority, duties, or responsibilities;

(3)           a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Employee is required to report, including a requirement that the Employee report to a corporate officer or employee instead of reporting directly to the Board;

(4)           a material diminution in the budget over which the Employee retains authority;

(5)           a material change in the geographic location at which the Employee must perform the services;

(6)           any other action or inaction that constitutes a material breach by the Company of this Agreement; or

(7)           a Change of Control.

Notwithstanding the foregoing, the Employee shall not be deemed to have terminated this Agreement for Good Reason unless: (i) the Employee terminates this Agreement no later than 2 years following the initial existence of one or more of the above referenced conditions; and (ii) the Employee provides to the Company a written notice of the existence of the above-referenced condition(s) within 90 days following the initial existence of such condition(s) and (except for a Good Reason event described in clause (7) above) the Company fails to remedy such condition(s) within 30 days following the receipt of such notice.